Exhibit 99.1

Royal Gold Provides Update on Fiscal 2016 Second Quarter Stream Sales and Announces Earnings Call

DENVER, COLORADO.  JANUARY 6, 2016:  ROYAL GOLD, INC.  (NASDAQ:RGLD; TSX: RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) today announced stream sales for its fiscal 2016 second quarter ended December 31, 2015. Sales from Royal Gold’s stream segment contributed more than half of Royal Gold’s total revenue in its first fiscal quarter 2016.

The Company reports that its wholly owned subsidiary RGLD Gold AG sold approximately 61,500 ounces of gold related to its streaming agreements, at an average realized gold price of $1,094 per ounce in the second fiscal quarter. The Company had approximately 25,700 ounces of gold in inventory at December 31, 2015. RGLD Gold AG’s average cost of sales for the second fiscal quarter was approximately $370 per stream ounce. Cost of sales is specific to our stream agreements and is the result of the Company’s purchases of gold for a cash payment of a set contractual price, or the prevailing market price of gold when purchased.

Stream Segment (does not include royalties)	Gold Ounces Sold	Average Realized Gold Price/Ounce		Gold Ounces In Inventory
Three Months Ended September 30, 2015	33,758	$1,121	As of September 30, 2015	11,481
Three Months Ended December 31, 2015	61,500	$1,094	As of December 31, 2015	25,700

Royal Gold’s second quarter results will be released before the market opens for trading on Thursday, February 4, 2016, followed by a conference call that day at noon Eastern Standard Time (10:00 a.m. Mountain Standard Time).  The call will be webcast and archived on the Company’s website for a limited time.

Fiscal 2016 Second Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

About Royal Gold

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams and similar production based interests.  The Company owns interests on 197 properties on six continents, including interests on 39 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517